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                                                                   EXHIBIT 5.1


                                  July 25, 2000

EMCORE Corporation
145 Belmont Drive
Somerset, NJ 08873

         Re:      EMCORE Corporation
                  Registration Statement on Form S-3

Ladies and Gentlemen:

         I am Vice President and General Counsel of EMCORE Corporation, a New Jersey corporation (the "Company"). In that capacity, I have participated in the preparation of, and I am familiar with the contents of the above-referenced registration statement (the "Registration Statement"), which is concurrently being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of 208,050 shares of the Company's common stock (the "Common Stock") to be sold by a Selling Shareholder as identified in the Prospectus.

         This opinion is being furnished in accordance with the requirements of
Item 16 of Form S-3 and Item 601 (b) (5) (i) of Regulation S-K.

         I am familiar with the corporate proceedings of the Company relating to the authorization of issuance and sale of the Common Stock. I have examined such certificates of public officials and certificates of officers of the Company and Selling Shareholders, and the originals (or copies thereof, certified to my satisfaction) of such corporate documents and records of the Company, and such other documents, records and papers as I have deemed relevant in order to give the opinions hereinafter set forth. In this connection, I have assumed the genuineness of signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed, facsimile or photostatic copies. In addition, I have relied, to the extent that I deem such reliance proper, upon such certificates of public officials and officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established.

         I do not express or purport to express any opinions with respect to laws other than the Federal laws of the United States. As to all matters governed by the laws of the State of New Jersey involved in my opinions set forth below, I have relied, with your consent, upon an opinion of Dillon Bitar & Luther dated today and addressed to me.

         Based upon the foregoing, I am of the opinion that the Common Stock has been duly and validly authorized, validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ Howard W. Brodie
                                          ----------------------------------
                                          Vice President and General Counsel